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                     January 4, 2022

       Michael Brophy
       Chief Financial Officer
       Natera, Inc.
       13011 McCallen Pass
       Building A Suite 100
       Austin, Texas 78753

                                                        Re: Natera, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Form 10-Q for the
Period Ended September 30, 2021
                                                            File No. 001-37478

       Dear Mr. Brophy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences